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                                                                    EXHIBIT 99.1

(Gasco Energy, Inc. Logo)

FOR RELEASE AT 7:00 AM EDT ON THURSDAY, OCTOBER 14, 2004

       GASCO ENERGY ANNOUNCES $40 MILLION CONVERTIBLE SENIOR NOTE OFFERING


DENVER--Oct 14, 2004--Gasco Energy, Inc. (OTCBB: GASE), an acquirer and exploiter of petroleum and natural gas properties in the United States, today announced that it proposes to make a private offering of $40 million aggregate principal amount of Convertible Senior Notes due 2011. The initial purchasers will also have a 30-day option to purchase up to an additional $10 million of such notes. Net proceeds from the private offering will be used to fund capital expenditures to develop oil and gas properties, working capital and general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes will be convertible into Gasco Energy common stock, subject to certain conditions, at a specified conversion price, which is subject to certain adjustments. The Company will have a call option, pursuant to which it may redeem the securities, in part or in whole, on or after October 10, 2009, at 100% of the principal amount if the closing price of the common stock exceeds 130% of the conversion price, in accordance with conditions specified in the offering memorandum.

Offers and sales of the notes will be made only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of the Company's common stock into which they will be convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT GASCO ENERGY
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044